TECHNOLOGY AND OTHER ASSET PURCHASE AGREEMENT

     Effective on the date of the second signature to this Agreement, The Procter & Gamble Company, an Ohio corporation (hereinafter "P&G"), having a principal place of business at One Procter & Gamble Plaza, Cincinnati, Ohio, 45202, and UroMed Corporation, a Massachusetts corporation (hereinafter "UroMed"), having a principal place of business at 1400 Providence Highway, Building #2, Norwood, Massachusetts 02062, agree as follows:

                             Article I - Background

     1.0 UROMED owns the entire right, title and interest in certain patents, patent applications, know-how and manufacturing equipment pertaining to products currently known and sold under the name Impress Softpatch(TM) (hereinafter "Impress" or "Impress Softpatch").

     1.1 UROMED and P&G are interested in entering into an agreement in which UROMED will sell, assign, transfer and deliver certain rights in patents, patent applications, know-how and, grant an option to purchase certain equipment related know-how and manufacturing equipment owned by UROMED and used for the exclusive purpose of manufacturing Impress Softpatch products to P&G in exchange for payments described herein and a license back to UROMED for certain rights in patents, patent applications, and know-how limited to making, having made, using, and selling Impress Softpatch products in the prescription-use field.

                            Article II - Definitions

     2.0 "AFFILIATE" means any entity that directly or indirectly owns, is owned by, or is under common ownership with a Party to the AGREEMENT, either currently or during the Term of this AGREEMENT. "Owns", "owned", or "ownership" means direct or indirect possession of more than twenty percent (20%) of the votes of holders of a corporation's voting securities or a comparable equity or other ownership interest in any other type of entity.

     2.1 "AGREEMENT" means this Agreement, including all exhibits and schedules hereto, as amended and in effect from time to time.

     2.2 "CLOSING" means the date and time when the first steps of the transaction will take place, including the exchange of initial payments and assignment of patent rights and other intangibles, which shall occur on the EFFECTIVE DATE.

     2.3 "EFFECTIVE DATE" means the date on which the last party signs this AGREEMENT.

     2.4 "EQUIPMENT" means the equipment owned by UROMED and used for the exclusive purpose of manufacturing, testing, packaging, or otherwise preparing articles, components, and raw materials for the Impress Softpatch product including hand assembly equipment as well as automated equipment used to make limited quantities of product, all of which are listed in Schedule E.

     2.5 "NET SALE" means sales by P&G to third parties of P&G PRODUCTS at list price less: discounts, returns and allowances.

     2.6 "OTC" means "over-the-counter" and refers to all manners of marketing and selling products exclusive of those associated with PRESCRIPTION USE. "OTC" includes "pharmacy-only" marketing and selling as that term is commonly used outside the United States to refer to products sold from behind the pharmacy counter but which do not require a prescription (or legal equivalent) from a physician (or legal equivalent).

     2.7 "PARTIES" means P&G and UROMED when commonly referred to (in singular and plural usage, as required by the context).

     2.8  "PATENTS"  means  the  patents  related  exclusively  to  the  Impress
Softpatch product listed in Schedule A and patents issuing from PATENT APPLICATIONS.

     2.9 "PATENT APPLICATIONS" means the patent applications related exclusively to the Impress Softpatch product listed in Schedule B.

     2.10 "P&G" means The Procter & Gamble Company, its successors and assigns.

     2.11 "P&G PRODUCTS" means any products sold by P&G or its AFFILIATES, sub-licensees, or assignees after CLOSING covered by valid claims in PATENTS and PATENT APPLICATIONS.

     2.12 "PRESCRIPTION USE" refers to physician (or legal equivalent) directed use by prescription (or legal equivalent) only.

2.13     "UROMED" means UroMed Corporation, its successors and assigns.

     2.14 "UROMED PRODUCTS" means any and all products sold by UROMED or its AFFILIATES, sub-licensees, or assignees under the "Impress" or "Impress Softpatch" trade name prior to CLOSING, and similar products sold into the PRESCRIPTION USE market by UROMED or its AFFILIATES, sub-licensees, or assignees after CLOSING and covered by valid claims of PATENTS whether or not such products are sold under the "Impress" or "Impress Softpatch" trade name.

                       Article III - Sale of Assets Terms

     3.0 Patents and Patent Applications. UROMED agrees and hereby does irrevocably sell, transfer, deliver and assign to P&G, subject to the license described in Article 4.0 and other terms and conditions of this Agreement, its entire right, title and interest in and to the PATENTS and PATENT APPLICATIONS, and to execute all documents necessary to effect such transfer and assignment in all countries of the world as necessary and to aid as may be necessary in prosecution thereof.

     3.1  Know-How,  Certificates  and  Licenses.  Subject to the  provisions of
Article 4.0, UROMED agrees to and hereby does sell, assign, convey, transfer and deliver to P&G its entire right, title and interest in and to know-how (other than EQUIPMENT-related know-how) as well as all certificates, licenses, letters, and the like associated with lawfully making, using, or selling UROMED PRODUCTS prior to CLOSING.

     3.2 Option to Purchase Equipment. UROMED agrees and hereby grants to P&G an option to purchase EQUIPMENT and EQUIPMENT-related know-how at any time after CLOSING until two (2) years after CLOSING upon the payment of $400,000 (four hundred thousand dollars) to UROMED. If P&G elects to exercise this option, it will give UROMED thirty (30) days written notice of such intent. Upon exercise and payment in full, UROMED agrees it shall transfer full ownership of EQUIPMENT and EQUIPMENT-related know-how to P&G, or its designated AFFILIATE, free and clear of any liens or other encumbrances. P&G shall be responsible for shipping and storing the EQUIPMENT upon taking title to the EQUIPMENT at expiration of notice, it being understood title will transfer FOB UROMED storage facility. The option expires if not exercised within two (2) years after CLOSING.

     3.3 Support Documents. UROMED agrees to provide P&G at CLOSING with copies of all written documentation including without limitation operating instructions, formula specifications, technical manuals, FDA clearance letters, safety notices and the like related to making, using or selling UROMED PRODUCTS prior to CLOSING. In addition, UROMED will make available as reasonably requested by P&G, UroMed employee for purposes of transferring know-how to P&G and will provide the names of former employees and consultants that P&G may contact to discuss retaining for this purpose.

     3.4 Support Personnel. Any support personnel who are employees of UROMED shall be provided by UROMED at a cost to P&G not to exceed $250.00 per day. UROMED shall use its best efforts to persuade former UROMED employees to cooperate on reasonable terms, without being required to pay any consideration or waive any existing rights.

     3.5 Access to Equipment. For a period of five (5) years after CLOSING P&G agrees at UROMED's request to make reasonable accommodation to UROMED or its sub-licensees for PRESCRIPTION USE, to make available for inspection any and all EQUIPMENT (if option is exercised) still owned by P&G or an AFFILIATE at the time of the request. Reasonable accommodation does not include making available for inspection equipment developed by P&G, or modifications made by P&G to EQUIPMENT after CLOSING or inspection of equipment where P&G determines trade secret information developed after CLOSING may be revealed.

     3.6 Access to Other Assets. For a period of five (5) years after CLOSING P&G agrees at UROMED's request to make reasonable accommodation to UROMED or persons designated by UROMED and authorized and bound by this Agreement, including sub-licensees of UROMED, to make available for inspection any and all "one-of-a-kind" assets including original certificates, licenses, letters, and the like associated with lawfully making, using, or selling UROMED PRODUCTS prior to CLOSING.

     3.7 Association of Counsel. UROMED agrees to execute and file all papers necessary to associate P&G patent counsel in accordance with 37 CFR 1.34(b), and that further prosecution of PATENT APPLICATIONS will be carried out solely by P&G patent counsel at no cost to UROMED, except as provided for in Article 3.8.

     3.8 Prosecution of Patent Application. P&G agrees to use its best efforts to pursue the broadest possible claim scope for PATENT APPLICATIONS, and further, it will not abandon any PATENT APPLICATIONS except after filing continuation applications with respect thereto, or as provided for in this
Article 3.8. If P&G decides to abandon any PATENT APPLICATION, prior to abandonment P&G shall notify UROMED of its intention to abandon, and at UROMED's written request, P&G will associate UROMED patent counsel in accordance with 37 CFR 1.34(b) to continue prosecution of said PATENT APPLICATIONS P&G no longer wishes to pursue at no cost to P&G, at which time P&G shall assign all right, title, and interest in and to said PATENT APPLICATIONS to UROMED.

     3.9 Maintenance of Patents. P&G agrees to pay all maintenance fees when due for all PATENTS. P&G will be relieved from this obligation with respect to a particular patent of the PATENTS in a particular jurisdiction only if: (a) all the claims of any said patent with respect to which the maintenance fee is due and which claims cover a P&G PRODUCT have been found to be invalid in that jurisdiction by a court of competent jurisdiction whose decision shall have become final or P&G elects not to market any P&G PRODUCTS covered by any claim of said patent with respect to which the maintenance fee is due in that jurisdiction, and (b) P&G gives UROMED thirty (30) days prior written notice of its intention not to pay the maintenance fee for said patent in said jurisdiction. If P&G gives UROMED notice of its intention not to pay certain maintenance fees under this Article 3.9 or otherwise fails to pay any maintenance fees, UROMED shall have the option of electing to pay any remaining fees when due for said patent, in which event P&G shall irrevocably sell, transfer, deliver and assign said patent (and all rights associated with respect thereto) to UROMED. P&G shall execute any and all assignments and other documents necessary to effect such transfer and assignment in a timely manner.

                           Article IV - License Terms

     4.0 Licensed Subject Matter. P&G agrees to and hereby does grant back to UROMED and its AFFILIATES, subject to the terms and conditions of this
AGREEMENT: (a) an exclusive, paid up, worldwide, royalty-free license under PATENTS and PATENT APPLICATIONS, to make, have made, use, and sell UROMED PRODUCTS in the field of PRESCRIPTION USE only; and (b) a non-exclusive, paid-up, worldwide, royalty-free license to know-how, certificates, licenses, letters, and the like for the purpose of making, using and selling UROMED PRODUCTS into the field of PRESCRIPTION USE by UROMED and its AFFILIATES after the CLOSING. In no case do licenses under this AGREEMENT extend to non-PRESCRIPTION USE fields.

     4.1  Sub-licenses.  UROMED may sub-license any rights granted under Article
4.0 in the PRESCRIPTION USE field to third parties, provided any such sub-licensee agrees to be bound by the terms and conditions of this AGREEMENT.

     4.2 Additional Covenants and Injunctive Relief. UROMED and its sub-licensees covenant and hereby agree to refrain from engaging in any activity under licenses granted pursuant to this AGREEMENT that is illegal, or any conduct which by intention or negligence brings any P&G PRODUCT into disrepute. P&G shall be entitled, at its election, to injunctive relief if UROMED or its sub-licensees breach any covenant or agreement of this Article 4.2, and continues to do so after written notice thereof by P&G and time to cure within 30 days of such notice. Should P&G seek injunctive relief the prevailing party shall have its legal fees and costs, including attorney's fees, reimbursed by the other party.

     4.3 Standing to Sue. Except as set forth in Articles 3.8 and 6.3,UROMED's license under this AGREEMENT confers no duty or right on UROMED to bring or compel any action, suit, or other proceeding relating to PATENTS including patents issuing from PATENT APPLICATIONS. Notwithstanding the foregoing, UROMED may bring or compel any action or other proceeding relating to PATENTS or PATENT APPLICATIONS that P&G assigns back to UROMED under either of Articles 3.8 or 3.9.

                              Article V - Payments

     5.0 Initial Payment for Patents. As consideration for the entire right, title and interest in and to PATENTS, PATENT APPLICATIONS, and know-how (other than EQUIPMENT-related know-how) related to making, using, and selling UROMED PRODUCTS prior to CLOSING, P&G agrees to pay to UROMED on or prior to July 31, 1999 the sum as specified in the following chart in cash at CLOSING.

             CLOSING DATE                                         AMOUNT
           July 14-20, 1999                                     $2,740,000
           July 21, 1999                                         2,741,000
           July 22, 1999                                         2,742,000
           July 23, 1999                                         2,743,000
           July 24, 1999                                         2,744,000
           July 26, 1999                                         2,745,000
           July 27, 1999                                         2,746,000
           July 28, 1999                                         2,747,000
           July 29, 1999                                         2,748,000
           July 30, 1999                                         2,749,000
           July 31, 1999                                         2,750,000

     5.1 Initial Payment for Option to Purchase Equipment. In addition to other payments in this Article V, and as consideration for an option to purchase the entire right, title and interest in and to EQUIPMENT and EQUIPMENT-related know-how, P&G agrees to pay UROMED the sum of $600,000 (six hundred thousand dollars) in cash at CLOSING.

     5.2 Progress Payments. In addition to other payments in this Article V, beginning one (1) year from CLOSING and continuing at annual intervals for a period of three (3) years thereafter, P&G unconditionally agrees to pay UROMED $150,000 (one hundred fifty thousand dollars) each year in progress payments. In no case will total progress payments be less than or exceed $600,000.

     5.3 Revenue Participation. In addition to other payments in this Article V, P&G agrees to pay UROMED 0.75% (three-fourths of one percent) on all NET SALES exceeding the first $130,000,000 (one hundred thirty million dollars) in cumulative NET SALES and up to but not exceeding $490,000,000 (four hundred ninety million dollars) in cumulative NET SALES. Nothing in this AGREEMENT, however, will obligate P&G to introduce any P&G PRODUCTS into the market. Payment under this Article 5.3 shall be paid semi-annually with a report of NET SALES for the semi-annual period.

     5.4 Right to Audit. Upon reasonable notice to P&G and during regular business hours, UROMED or its agents may make such examinations of P&G's records of NET SALES as UROMED reasonably deems necessary to verify payments under
Article 5.3. Such examination shall occur not more than once each year and shall be at UROMED's expense. If, however, there is a discrepancy between reported NET SALES under Article 5.3 and actual NET SALES during the same period of greater than 10% (ten percent), the cost of examination shall be at P&G's expense.

     5.5 Equipment Option. In addition to other payments in this Article V, P&G agrees to pay UROMED $400,000 (four hundred thousand dollars) if P&G exercises its option to purchase EQUIPMENT within two (2) years of CLOSING.

     5.6 Filing Fees. In addition to other payments in this Article V, P&G agrees to reimburse UROMED after CLOSING for all filing fees incurred by UROMED related to PATENT APPLICATIONS filed via the Patent Cooperation Treaty (PCT), all as listed by country in Schedule C up to a maximum total payment of $35,000.

     5.7 License Payment. In partial consideration for the grant back by P&G of a paid up license to UROMED under this AGREEMENT to make, have made, use, and sell UROMED PRODUCTS for PRESCRIPTION USE, UROMED agrees to pay P&G the sum of $1.00.

                       Article VI - Enforcement of Patents

     6.0 Enforcement of Patents. P&G in its own name and at its expense, or jointly with UROMED if it so elects or is otherwise required to join by law, will at its discretion bring and will diligently prosecute suits for infringement of all patents as may be reasonably necessary to protect UROMED from unlicensed infringers of licensed PATENTS. Notwithstanding the foregoing, UROMED may bring or compel any action or other proceeding relating to PATENTS and PATENT APPLICATIONS that P&G assigns back to UROMED under either of Articles
3.8 or 3.9. P&G shall use its best efforts to defend the validity of PATENTS at its expense, provided, however, P&G shall not be obligated to defend the validity of any PATENTS if the issue of validity arises solely as a result of a lawsuit brought by UROMED under Article 6.3 and no claim of said PATENT covers any P&G PRODUCT.

     6.1 Notice of Infringement. If UROMED becomes aware of any third party infringement, potential infringement, or threatened infringement of any PATENTS or patents issuing from PATENT APPLICATIONS, it shall give P&G written notice of such infringement, potential infringement, or threatened infringement. If P&G becomes aware of any third party infringement, potential infringement, or threatened infringement of any PATENTS or patents issuing from PATENT APPLICATIONS, it shall give UROMED written notice of such infringement, potential infringement, or threatened infringement.

     6.2 Decision to Bring Suit. P&G will determine the best course of action to address the infringing or potentially infringing activity. The decision to enforce PATENTS whether by action, suit, or other proceeding will be at the discretion of P&G after careful evaluation of all risks associated with such action, suit, or other proceeding. If P&G decides to bring suit, UROMED agrees to cooperate with P&G in any way as may be reasonably necessary and reserves the right to be joined as a party in interest. UROMED shall have the right to actively participate at its expense in any invalidity action whether by affirmative defense or declaratory judgment action.

     6.3 Prescription Use Infringers. If the third party infringing activity affects UROMED's rights in the PRESCRIPTION USE field, and P&G decides not to prosecute by action, suit, or other proceeding, UROMED may bring suit in its own name. If UROMED decides to bring suit P&G agrees to cooperate with UROMED in any way as may be reasonably necessary and reserves the right to be joined as a party in interest. P&G shall have the right at its expense to actively participate in any invalidity action whether by affirmative defense or declaratory judgment action.

     6.4 Settlement. P&G in its discretion may settle any claim, action, or suit brought by P&G for infringement on terms that are not materially adverse to UROMED. UROMED in its discretion may settle any claim, action, or suit brought under Article 6.3 on terms that are not materially adverse to P&G.

     6.5 Enforcement Costs. All costs, disbursements, and expenses of any action, suit, or other proceeding brought under this Article VI, except for article 6.3, shall be borne by P&G. UROMED agrees to cooperate with P&G in any way as may be reasonably necessary in the prosecution of any action, suit, or other proceeding for infringement. All costs, disbursements, and expenses of any action, suit, or other proceeding brought by UROMED under Article 6.3 shall be borne by UROMED, provided, however, P&G shall be responsible for its costs, disbursements, and expenses if it participates in a suit brought under Article 6.3.

     6.6 Recovery of Costs and Expenses. Any recovery from any action, suit, or other proceeding brought under this Article VI, except for article 6.3, shall first be applied by P&G to the extent necessary to reimburse for P&G's costs, attorney's fees, and expenses incurred by P&G in the proceeding. Any recovery from any action, suit, or other proceeding brought under Article 6.3 shall first be applied by UROMED to the extent necessary to reimburse for UROMED's costs, attorney's fees, and expenses incurred by UROMED in the proceeding.

     6.7 Recover of Damages. Unless agreed to in writing otherwise: (a) any recovery of damages, including damages for lost profits, attributable to infringement in the OTC field in an amount over and above costs, attorneys fees, and expenses incurred by P&G in proceedings brought under this Article VI shall be paid 100% to P&G; (b) any recovery of damages, including damages for lost profits, attributable to infringement in the PRESCRIPTION USE field in an amount over and above the costs incurred by UROMED in proceeding brought by UROMED under Article 6.3 shall be paid 90% to UROMED and 10% to P&G.

                  Article VII - Representations and Warranties

     7.0 Representations Regarding Patents. UROMED represents and warrants that:

     (a) UROMED is the owner and current assignee of the PATENTS, and that its ownership is full, free, and unencumbered, and that there are no obligations, liens, or other encumbrances of any kind that would prevent P&G from using or otherwise enjoying the PATENTS or other rights contemplated in this Agreement.

     (b) To the best of UROMED's knowledge, there are no patents issued to, or other rights owned by a third party that might prevent, inhibit, or limit the PARTIES from carrying out the activities contemplated by this Agreement, including manufacture and sale by P&G of products within the scope of the claims of PATENTS;

     (c) To the best of UROMED's knowledge, UROMED is not now infringing and never has infringed any third party patent rights related to the making, using, or selling of UROMED PRODUCTS. UROMED has received no notices of infringement, potential infringement, judgments, or liens related to PATENTS; and

     (d) No third party has any right to receive from UROMED any royalties or other obligations with respect to PATENTS or UROMED PRODUCTS and there are no royalty-free licenses or equivalent grants to which UROMED is a party with respect to PATENTS.

     7.1 Representations Regarding Patent Applications. UROMED represents and warrants that:

     (a) UROMED is the owner and current assignee of PATENT APPLICATIONS, and that its ownership is full, free, and unencumbered, and that there are no obligations, liens, or other encumbrances that would prevent P&G from using or otherwise enjoying the PATENT APPLICATION; and

     (b) All PATENTS APPLICATIONS are pending and are not abandoned for any reason as of CLOSING.

     7.2 Representations Regarding Legal Actions. UROMED represents and warrants that:

     (a) There are no past, present, or to the best of UROMED's knowledge, threatened litigation or administrative or arbitral proceedings with respect to PATENTS, PATENT APPLICATIONS, or EQUIPMENT, or to UROMED's knowledge any basis for such litigation or administrative or arbitral proceedings, that could in any way delay, prevent, interfere with, add unforeseen costs, or otherwise frustrate P&G's enjoyment of rights under this AGREEMENT.

     (b) There are no court, arbitrator, or governmental notices, actions, orders, judgments, injunctions, awards or other communications of any kind naming and served on UROMED or its AFFILIATES or to its knowledge any other party that could or do adversely affect P&G's enjoyment of rights under this AGREEMENT; and

     (c) There are no notices or communications with respect to the Impress Softpatch product served on UROMED or its AFFILIATES from consumer or government agencies other than those made of record to P&G and listed in Schedule D.

     7.3 Representations Regarding Compliance with Laws. UROMED represents and warrants that:

     (a) To the best of UROMED's knowledge UROMED has when marketing UROMED PRODUCTS prior to CLOSING complied with all applicable general control provisions of the Federal Food, Drug, and Cosmetic Act (FDCA) including its foreign equivalents (including without limitation annual registration, listing of devices, GMP, and labeling, and prohibitions against misbranding and adulteration).

     (b) UROMED possesses unrestricted Section 510(k) "clearance to market" letters from the FDA, respecting sale of UROMED PRODUCTS, each of which clearance is valid and in force and each of which is attached as Schedule F; and

     (c) UROMED has complied and will when marketing UROMED PRODUCTS comply with all applicable general laws, including without limitation the claims made for such products, the ingredients and raw material sources of such products, sterilization procedures, and manufacturing processes.

     7.4 Representations Regarding Equipment. UROMED represents and warrants that:
     (a) UROMED is the owner of EQUIPMENT and will continue to remain the owner of EQUIPMENT until the expiration of P&G's option to purchase such EQUIPMENT;

     (b) If and when P&G exercises its option to purchase EQUIPMENT, such EQUIPMENT shall be free and clear of any lien or other encumbrance such that UROMED will deliver to P&G complete, good and marketable title to such EQUIPMENT; and

     (c) Until expiration of P&G's option to purchase EQUIPMENT, UROMED will maintain EQUIPMENT in a warehouse in accordance with generally accepted industry practice to store equipment of this kind.

     7.5 Representation Regarding Authority to Execute and Perform Agreement. UROMED represents and warrants that:

     (a) UROMED has all requisite power and authority to enter into, execute and deliver this AGREEMENT and to perform fully its obligations hereunder, and no other corporate act or proceeding is necessary to authorize same; and

     (b) The execution and delivery by UROMED of this AGREEMENT and the performance by UROMED of its obligations hereunder do not require UROMED to obtain any consent, approval, or action of, or make any filing with or give any notice to any governmental or regulatory body or any other person or entity other than public disclosure required by federal and state securities laws.

     7.6 Representation Regarding Assets to be Transferred. UROMED represents and warrants that:

     (a) The Schedules attached hereto describing the EQUIPMENT, PATENTS and PATENT APPLICATIONS are a complete listing of all assets owned by UROMED or its AFFILIATES and used exclusively for manufacturing the Impress Softpatch product;

     (b) The EQUIPMENT was operating free of material defects and produced limited quantities of quality product prior to being disassembled and stored; and

     (c) No assets relating exclusively to the manufacturing of Impress Softpatch have been transferred by UROMED or its AFFILIATES to any third party since the time said assets were acquired by UROMED except for certain packaging equipment which had only been used in connection with the packaging of Impress Softpatch but which had much broader applicability.

                         Article VIII - Other Agreements

     8.0 UROMED's Activities. UROMED agrees its making, using, or selling of UROMED PRODUCTS and related products prior to CLOSING, as well as future making, using, or selling or sub-licensing of UROMED PRODUCTS in the field of PRESCRIPTION USE is the sole responsibility and liability of UROMED and will not subject P&G to any liability of any kind.

     8.1 Equipment Insurance. For the period that P&G has an option to purchase EQUIPMENT, UROMED agrees to maintain insurance for at least $600,000 (six hundred thousand dollars) to protect against the loss or other damage to EQUIPMENT and to make P&G a beneficiary of such insurance. Insurance shall be confirmed by a certificate of insurance or other appropriate document indicating that P&G is a named beneficiary.

     8.2 P&G Equipment Offset. If P&G exercises its right to purchase EQUIPMENT and if EQUIPMENT is materially damaged and the $600,000 equipment insurance proceeds of Article 8.1 are not sufficient to rehabilitate or refurbish EQUIPMENT, the PARTIES agree P&G shall have the right to utilize part or all of the $400,000(four hundred thousand dollars) payable for such exercise to rehabilitate or refurbish EQUIPMENT as required. The net of any remaining funds shall be paid to UROMED as the final consideration for P&G's exercise of its option to purchase EQUIPMENT. UROMED may, at its option, maintain insurance on EQUIPMENT above the amount required under Article 8.1. If UROMED elects to maintain such excess insurance any equipment offset of this Article 8.2 will be reduced in direct proportion to any insurance proceeds paid in excess of $600,000 (six hundred thousand dollars). As a result, if UROMED elects to maintain $1,000,000 of insurance, P&G shall have no right of offset.

     8.3 Confidentiality. During the course of performance under this AGREEMENT it may be necessary for each of the PARTIES to disclose to the other certain information regarded by the disclosing PARTY as confidential. All technical and business information related to making, using, or selling P&G PRODUCTS and UROMED PRODUCTS is presumed to be confidential. Otherwise confidential information shall be identified as such at the time of disclosure. The receiving party shall take such steps as may be reasonably necessary to prevent the disclosure of confidential information to third parties without written authorization from the disclosing party. Information is not considered confidential if (a) said information was known to the receiving party prior to the disclosure by the disclosing party or is generally available to the public;
(b) through no act on the part of the receiving party, said information becomes generally available to the public; (c) the substance of said information corresponds to information furnished to the receiving party on a nonconfidential basis by any third party having a lawful right to do so; or (d) said information was furnished by the disclosing party on a nonconfidential basis to any third party.

                          Article IX - Indemnifications

     9.0 UROMED Obligation to Indemnify. UROMED agrees to indemnify, defend and hold harmless P&G (and its directors, officers, employees, affiliates, shareholders, successors and assigns) from and against all losses, liabilities, damages, costs or expenses (including without limitation attorney's fees and expenses) actually incurred by P&G or any of such other indemnified parties based upon, arising out of or otherwise in respect of UROMED's breach of any representation, warranty, covenant, or agreement contained in this AGREEMENT, the Schedules hereto or any of the closing documents delivered by UROMED in connection herewith up to a maximum of $7,500,000 (seven million five hundred thousand dollars). Except for continuing obligations under Articles 4.2, all of
Article 6, 8.0, and 8.3, obligations to indemnify under this Article 9.0 shall continue for a period of 5 (five) years.

     9.1 P&G Obligation to Indemnify. P&G agrees to indemnify, defend and hold harmless UROMED (and its directors, officers, employees, affiliates, shareholders, successors and assigns) from and against all losses, liabilities, damages, costs or expenses (including without limitation attorney's fees and expenses) actually incurred by UROMED or any of such other indemnified parties based upon, arising out of or otherwise in respect of P&G's breach of any representation, warranty, covenant, or agreement contained in this AGREEMENT, the Schedules hereto or any of the closing documents delivered by P&G in connection herewith up to a maximum of $7,500,000 (seven million five hundred thousand dollars). Except for continuing obligations under Articles 3.8, 3.9, 5.3, 5.4, 5.7, all of Article 6, and 8.3, obligations to indemnify under this
Article 9.1 shall continue for a period of 5 (five) years.

                        Article X - Public Announcements

     10.0 Publicity. Except as provided in this Article X, the terms of this AGREEMENT shall not be made public or publicized. Therefore the PARTIES agree:

     (a) Upon the signing of this AGREEMENT, P&G and UROMED will jointly discuss and agree on any press releases UROMED or P&G will make, standby answers to possible third party questions, and any other public statements or comments regarding the execution and the subject matter of this AGREEMENT, subject in each case to disclosure otherwise required by law or regulation;

     (b) In determining whether to make such announcements, the principles observed by the PARTIES will be accuracy, the requirements for confidentiality, whether by agreement or not, the advantage a competitor of P&G or UROMED may gain from any statement regarding the terms of this AGREEMENT, the requirements of disclosure under any securities laws or regulations of the United States, including those associated with the U.S. Securities and Exchange Commission (the "SEC") and regulatory filings and public offerings, the restrictions imposed by the Federal FDCA, and the standards and customs in the industry for such disclosures by companies comparable to P&G or UROMED.

                           Article XI - Miscellaneous

     11.0 Governing Law, Jurisdiction, Forum Selection. This AGREEMENT, and the rights and obligations of the PARTIES hereunder, shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio applicable to agreements made and to be performed entirely in such State, without regard to principles of conflict of laws. Each of the PARTIES agrees that any action or proceeding based upon or relating to this AGREEMENT shall, to the fullest extent permitted by applicable law, be brought and maintained exclusively in the courts of the United States District Court for the Southern District of Ohio. Each of the PARTIES hereby irrevocably submit to the jurisdiction of the United States District Court for the southern District of Ohio for the purposes of any such action or proceeding, and irrevocably agrees to be bound by any judgment rendered by any such court in connection with such action or proceeding.

     11.1 Survival of Terms. The provisions of Article VII, Article IX, and all other covenants and agreements contained herein shall survive the execution and closing of this AGREEMENT.

     11.2 Notices. Any notices, consents, or other communications provided for in this AGREEMENT to be made by either of the PARTIES shall be in writing with appropriate confirmation of receipt.

     11.3 Non-waiver of Rights. Except as specifically provided for herein, the waiver from time to time by either of the PARTIES of any of the rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Part's rights or remedies provided in this AGREEMENT.

     11.4 Severability. If any provision of this AGREEMENT or the application thereof to any PARTY or circumstance shall, to any extent, be held to be invalid or unenforceable, then:

     (a) The remainder of this AGREEMENT, or the application of such provision to the PARTIES or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each provision of this AGREEMENT shall be valid and be enforced to the fullest extent permitted by law; and

     (b) The PARTIES agree to negotiate any such provision thereof in good faith in order to provide a reasonably acceptable alternative to the provision of this AGREEMENT or the application thereof that is invalid or unenforceable, it being the intent that the basic purposes of the AGREEMENT are to be effectuated.

     11.5 Entire Agreement. This AGREEMENT sets forth the entire AGREEMENT among the PARTIES with respect to the purchase and sale of PATENTS, PATENT APPLICATION, KNOW-HOW and EQUIPMENT, and supersedes and terminates all prior agreements and understandings between the PARTIES except confidentiality agreements. No subsequent alteration, amendment, change, or addition to this AGREEMENT shall be binding upon the PARTIES unless reduced to writing and signed by the respective authorized officers of the PARTIES.

     11.6 Binding Effect; Assignment. This AGREEMENT shall be binding upon and inure to the benefit of the PARTIES hereto and their respective successors and assigns. Subject to the provisions of Article IV of this AGREEMENT, P&G and UROMED may assign their rights or obligations under this AGREEMENT, provided, however, that such assignment shall not relieve the assigning PARTY of its responsibility for performance of its obligations under this AGREEMENT.

     11.7 Affiliates. The PARTIES agree that each may perform some of its obligations hereunder through AFFILIATES; provided, however, that P&G and UROMED shall remain responsible and be guarantors of such performance by their AFFILIATES and shall cause their AFFILIATES to comply with the provisions of this AGREEMENT in connection with such performance.

     11.8 Interpretation. The captions appearing in this AGREEMENT are inserted only as a matter of convenience and as a reference and in no way define, limit, or describe the scope or intent of this AGREEMENT or any of the provisions hereof. As the context may require in this AGREEMENT, the use of any gender (male, female, or neuter) shall include any other gender, and the singular shall include the plural and the plural the singular. As used in this AGREEMENT, the term "person" includes individual, sole proprietorship, partnership, joint venture, trust, corporation, limited liability company, association, or any other entity or agency. The term "days" means calendar days.

     11.9 Additional Documents and Actions. As required after execution of this AGREEMENT, the PARTIES agree to execute and deliver at CLOSING and thereafter, without further consideration, such documents as required, and to cooperate as either Party hereto may reasonably request in such form as may be appropriate, necessary, or advisable in connection with the intent and agreements contained herein. Such cooperation shall include, without limitation, reasonable access to employees of either Party.

     11.10 Costs and Expenses. Except as otherwise provided in this AGREEMENT, each PARTY shall bear its own costs and expenses in connection with this AGREEMENT and the transactions contemplated thereby.

     11.11 Integration of Schedules. All Schedules appended to this AGREEMENT are hereby incorporated herein and made a part of this AGREEMENT.

       Notices for P&G shall be sent to:

                  The Procter & Gamble Company
                  Attn.: Chief Patent Counsel
                  6083 Center Hill Avenue
                  Cincinnati, OH  45224
                  Facsimile:  (513) 634-7792

                  With copies to:

                  The Procter & Gamble Company
                  Attn.: President
                  Feminine Protection
                           and
                  Attn.: Associate General Counsel
                  Feminine Protection
                  One Procter & Gamble Plaza
                  Cincinnati, OH 45202
                  Facsimile: (513) 983-8768

                  Notices for UroMed shall be sent to:

                  UroMed Corporation
                  Attn.: President
                  1400 Providence Highway
                  Building #2
                  Norwood, MA 02062

                  With copy to:

                  Bingham Dana LLP
                  Attn.: John Utzschnieder
                  150 Federal Street
                  Boston, MA 02110-1726

     In witness whereof the PARTIES have executed this AGREEMENT in duplicate originals by their proper officers as of the date and year first written above.

For: UROMED CORPORATION               For:    THE PROCTOR & GAMBLE  COMPANY

By:     /s/ John G. Simon             By:     /s/ Thomas W. Handley

Title:  President                     Title:  VP, Global Feminine Protection
                                              Strategic Planning

Date:   July 20, 1999                 Date:   July 20, 1999